Exhibit (99.2)

THE BOEING COMPANY

Procedure Title:	Company Policy 14, Consultant Services

Issue Date:	September 27, 2002

Applies to:	All Boeing

Purpose, Summary:	This policy provides guidelines for the selection, use and approval of consultant services.

1.	General

The company prefers to use its own employees in the conduct of business. The company may, however, engage consultants (including foreign sales consultants and other international service consultants) to acquire specialized knowledge or abilities that are not reasonably available within the company.

2.	Requirements

The company will engage consultants by written agreement only in accordance with this policy and its procedures.

The company, its employees and consultants (including foreign sales consultants and other international service consultants) will observe applicable laws and act only on a legitimate and ethical business basis. No employee, representative, or designee will offer or use company funds, property or credits, directly or indirectly, for a payment or gift under circumstances where such payment or gift would constitute a bribe, kickback, or illegal payment.

When management determines it is advisable to use international service consultants, they must be retained in accordance with applicable procedures established by the Senior Vice President and General Counsel or the Vice President, Contracts and Pricing or both, subject (to the extent required by such procedures) to prior approval of each appointment by the Chief Executive Officer or his delegate. Any amendment that changes the requirement for such approvals by the Chief Executive Officer or his delegate must have prior approval from the Board of Directors.

3.	Responsibilities

The company will maintain records which properly reflect all financial transactions with respect to international service consultants and will not use or establish any fund or account, with respect to such consultants, outside normal accounting channels. With respect to international service consultants, an annual review of compliance with this policy will be made to the Board of Directors.

The Senior Vice President and General Counsel will be responsible for providing policy guidance.